LIST OF SUBSIDIARIES OF II-VI INCORPORATED




                                        Jurisdiction of
Subsidiary                              Incorporation
----------                              ---------------


VLOC Incorporated                       Pennsylvania

Exotic Electro-Optics, Inc.             California

II-VI Acquisition Corp.                 Pennsylvania

II-VI Delaware, Incorporated            Delaware

II-VI Holdings B.V.                     The Netherlands

II-VI Deutschland GmbH                  Germany

II-VI/L.O.T. GmbH (75%)                 Germany

II-VI Singapore Pte., Ltd.              Singapore

II-VI International Pte., Ltd.          Singapore

II-VI Optics (Suzhou) Co. Ltd.          China

II-VI Japan Incorporated                Japan

II-VI U.K. Limited                      England

II-VI LPE N.V.                          Belgium